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                                                                   Exhibit 10.16

                             MANUFACTURING AGREEMENT


         This Agreement, effective as of the 1st day of March, 1997, by and between Access Beyond, Inc., a Delaware corporation having its principal place of business at 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878-4106 (hereinafter "AB"), and Hibbing Electronics Corporation, a Minnesota corporation having its principal place of business at 3125 East 14th Street, Hibbing, Minnesota 55746 (hereinafter "Hibbing").

                                   WITNESSETH:

         WHEREAS, Hibbing is in the business of manufacturing and selling printed circuit card products; and

         WHEREAS, AB desires to purchase certain such products from Hibbing; and

         WHEREAS, AB and Hibbing desire to enter into an agreement whereby Hibbing agrees to manufacture for and sell to AB, and AB agrees to purchase from Hibbing, certain products and whereby the parties undertake certain related transactions on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                                     ARTICLE
                                        1
                                   DEFINITIONS

         For the purpose of this Agreement, the terms set forth below shall have the following meanings:

          1.1 "Affiliate" of a specific person means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

          1.2 "AB Inventory" means the raw material inventory in AB's possession on the date hereof used in the manufacture of printed circuit cards, all of which is listed in Schedule 1.2.

          1.3 "AB Technology" means all proprietary technology and inventions possessed by AB and incorporated in the Products.

          1.4 "Products" means the printed circuit cards and related products described on Schedule 1.4 annexed hereto, to be manufactured by Hibbing in accordance with the Standards and Specifications.

          1.5 "Standards and Specifications" means the written specifications for the Products set forth in Schedule 1.5 annexed hereto.
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          1.6 "Trademark" means any trademark(s) and related logo(s) that AB selects and identifies for use on the Products.

                                     ARTICLE
                                        2
                      PURCHASE - SALE - CERTAIN LIMITATIONS

          2.1 Hibbing Manufacture. Subject to the terms and conditions of this Agreement, Hibbing agrees to manufacture and sell to AB, and AB agrees to buy from Hibbing, all Products ordered by AB during the term of this Agreement. The Products shall be manufactured solely by Hibbing. Hibbing may not subcontract or sublicense the manufacture of the Products without the prior written consent of AB.

          2.2 Trademark. Hibbing shall manufacture the Products under the Trademark, which shall be the only identifying mark on the Products, provided that Hibbing shall also manufacture Products under such third party trademarks as AB may from time to time designate. Hibbing recognizes that AB is the sole and rightful owner of the Trademark. AB hereby grants to Hibbing the fully paid up, nonexclusive, nontransferable right to use the Trademark solely in connection with the manufacture of the Products for AB hereunder. This right and license shall be strictly coterminous with this Agreement and incidental thereto.

          2.3 Special Limitations.

                  (a) Hibbing agrees that it shall not, during the term of this Agreement or thereafter, market, sell or distribute the Products or any other goods utilizing any of the AB Technology to any other person, corporation or entity without the prior written consent of AB. Hibbing shall not sublicense any of the rights or licenses herein granted.

                  (b) Hibbing recognizes and agrees that AB is the sole and rightful owner of the AB Technology. Hibbing shall not claim any title to the AB Technology or the Trademark or the right to use such except pursuant to this Agreement. All intellectual property rights with respect to the AB Technology shall be the sole property of AB, and Hibbing (at the expense of AB), during the term hereof and at any time thereafter, agrees to execute all documents and to perform all acts as may be reasonably required to effectuate the provisions of this subsection 2.3(b). Hibbing agrees that it will not during the term of this Agreement develop improvements or inventions applicable to the Products.

                                     ARTICLE
                                        3
                            PURCHASE ORDER AGREEMENTS

          3.1 Purchase Orders. Orders for Products covered by this Agreement shall be placed on AB's purchase order form (a copy of which is annexed hereto as Schedule 3.1 and incorporated herein by reference), or by facsimile followed by such purchase order form confirming the order. For the purposes of calculating lead time, Hibbing shall be deemed to have received an order on the date of the facsimile order, provided that a written confirming order is placed within five (5) calendar days. The terms and conditions of this Agreement replace and supersede (i) the terms and conditions on AB's purchase order form which are stricken on Schedule 3.1, and (ii) any terms and conditions preprinted on Hibbing's acknowledgment or invoice forms.

          3.2 Purchase Order Information. Purchase orders shall contain the following minimum information:

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                  (a) Products being purchased;

                  (b) Quantity requested;

                  (c) Unit price and purchase order total price;

                  (d) Shipping instructions, including carrier, ship to and bill to addresses and requested shipping dates;

                  (e) reference to this Agreement.

          3.3 Order Acceptance. Hibbing shall provide delivery commitments to purchase order delivery request dates within seven (7) calendar days of receipt of purchase order or facsimile request to place an order. Hibbing shall provide a written acknowledgment of a purchase order within seven (7) calendar days after Hibbing's receipt of a purchase order and, with such acknowledgment, shall identify any limitations, corrections or conditions related to its acceptance of the order provided they do not conflict with this Agreement, whereupon such purchase order shall be accepted.

                                     ARTICLE
                                        4
                     FORECASTS, SCHEDULES AND CANCELLATION.

          4.1 Firm Orders; Forecasts. AB will provide to Hibbing firm purchase orders for a minimum of three (3) months in advance of delivery. Further, AB will submit a rolling six (6) month non-binding forecast to be updated monthly. This release and forecast will identify quantity, part numbers, and expected delivery dates for Products AB expects to order during the forecast period in order that Hibbing may plan production and procure components for purchase orders and the forecast period. Long lead items or allocated components, beyond the three (3) month firm purchase order period or beyond the six (6) month forecast, are to be covered by a separate written authorization from AB.

          4.2 Rescheduling. AB may reschedule Product delivery dates on orders that are due more than sixty (60) calendar days from the date such change notice is provided to Hibbing. Additional rescheduling of Products may only be made with the mutual agreement of the parties. AB agrees to pay reasonable carrying charges agreed to by it in the event of any such additional reschedulings.

          4.3 Material List. Hibbing will provide a list of materials with lead-time greater than four (4) weeks that will be ordered to support AB's three
(3) month purchase order release window and the six (6) month forecast period. AB will have liability for all material procured to support these firm purchase orders and all material procured pursuant to the separate written authorizations from AB contemplated by Section 4.1., in the event of cancellation, schedule changes, or termination. However, Hibbing will use reasonable commercial efforts to mitigate such liability.

          4.4 Cancellation. AB may, for reasonable cause, reduce or cancel quantities of Products. AB agrees to pay reasonable cancellation and carrying charges. These charges may include the purchase price of all undelivered finished goods, costs of work in process, components and materials on hand and nonreturnable or noncancelable from suppliers, and any amortized start-up, test or tooling costs.

                                     ARTICLE
                                        5
                                    SHIPMENT

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          5.1 Full Shipments. Hibbing will ship complete order releases only, unless prior approval of a short or partial shipment is obtained from AB, within a window of five (5) calendar days early and three (3) calendar days late. Hibbing will direct ship to AB's customers if so instructed by AB.

          5.2 Transportation. Shipment shall be F.O.B. origin. Hibbing shall select the mode of transportation at its discretion unless otherwise instructed in writing by AB. AB shall pay all shipping and transportation charges directly to the carrier or freight forwarder, or to Hibbing as invoiced.

          5.3 Packaging. Hibbing shall, in its discretion, package Products in a manner adequate to ensure the probable safe delivery of products via common carriers, unless instructed as to a specific packaging method by AB in writing.

                                     ARTICLE
                                        6
                             TITLE AND RISK OF LOSS

         Title and risk of loss shall pass to AB upon delivery of the Products to the carrier or its agent at Hibbing's designated shipping point, USA. With respect to any Products that Hibbing hand delivers, title and risk of loss will pass to AB upon written acknowledgment of receipt by AB. All claims for shipping damage will be resolved between AB, carriers or freight forwarders handling the Products and the insurance companies and agents responsible for adjusting such claims, and Hibbing will have no responsibility with respect thereto.

                                     ARTICLE
                                        7
                                   INSPECTION

          7.1 Inspection. All Products may be inspected and tested by AB and its customers at all reasonable times and places on a noninterference basis. If such inspection or testing is made on Hibbing's premises, including without limitation the premises described in Article 16 hereof, Hibbing shall provide (at AB's expense) all reasonable facilities and assistance for such inspections and tests. In its internal inspection and testing of the Products, Hibbing shall use an inspection system mutually agreed upon by the parties in writing. All inspection records relating to the Products shall be available to AB during the performance of this Agreement upon reasonable request.

          7.2 Final Inspection. Final inspection and acceptance by AB shall be at destination unless otherwise specified in a particular order. Such inspection shall be in accordance with AB's customary inspection procedures at the location where the Products are received.

          7.3 Effect of Inspection. No inspection (including source inspection) tests, approval (including design approval), or acceptance of the Products shall relieve Hibbing from responsibility for Hibbing's warranty obligations under
Article 10 of this Agreement.

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                                     ARTICLE
                                        8
                                 PRICE - PAYMENT

          8.1 Price.

                  (a) In each three (3) calendar month period during the term of this Agreement, Hibbing shall sell the first $2.8 million of Products delivered to AB (the "Cost Products") at a price determined under Hibbing's pricing model for the Products taking into account materials, direct labor, manufacturing overhead, selling, general and administrative costs, and interest in accordance with Hibbing's customary internal cost allocation procedures, exclusive of a profit margin component. The initial Cost Products price list is set forth in
Schedule 8.1(a)-I attached hereto and made part hereof. Hibbing reserves the right to change the price of Cost Products at any time, but only to reflect changes in the costs of the elements of its pricing model or in the prices or amounts of the underlying inputs for the Products. Hibbing's pricing model is attached as Schedule 8.1(a)-II. Hibbing shall give notice to AB of any price change for Cost Products at least thirty (30) calendar days prior the effective date of such change and such price change shall apply only to orders placed after the effective date thereof; provided, however, the amount and timing of any price changes with respect to market fluctuations in the costs of materials attributable to allocation, availability or obsolescence must be mutually agreed upon by the parties. Such notice shall provide sufficient detail to permit audit by AB of the identifiable costs of manufacture of the Products. If in the first three (3) calendar month period during the term of this Agreement, AB orders less than $2.8 million in Cost Products, the difference shall be equally divided among the five (5) succeeding three (3) calendar month periods during the term of this Agreement and the resulting amount shall increase the amount of Cost Products available for purchase by AB during each such period.

                  (b) Products sold by Hibbing to AB in any three (3) calendar month period during the term of this Agreement (the first such period to commence on the effective date of this Agreement) in excess of the Cost Products shall be sold at the prices listed on Schedule 8.1(b) annexed hereto and made part hereof. The price to be paid for all Products delivered hereunder in excess of the Cost Products will be the price of the Cost Products plus Hibbing's eleven and 36/100 percent (11.36%) profit margin component. Hibbing reserves the right to change such price list at any time, provided, however, that Hibbing shall give notice of any price change to AB at least thirty (30) calendar days prior to the effective date of such change, and such price change shall apply only to orders placed after the effective date hereof; provided, however, that the amount and timing of any price changes with respect to market fluctuations in the costs of materials attributable to allocation, availability or obsolescence must be mutually agreed upon by the parties.

                  (c) It is AB's intention during the term of this Agreement to procure its printed circuit board requirement from Hibbing. However, AB reserves the right to purchase products, comparable to the Products, from alternate suppliers in the event that there exists a strategic benefit for AB to do so (including, without limitation, Hibbing's decision to change its price model as permitted under subsection 16.13(d)) or in the event that AB is required by a customer to utilize an alternate supplier. AB also reserves the right to purchase products from an alternate supplier in the event that Hibbing's supply of Products or Product quality fail to meet AB's standards and requirements.

                  (d) If Hibbing realizes a reduction in total material cost of a Product (other than with respect to the costs of materials purchased under Hayes contracts), fifty percent (50%) of such reduction shall be passed on to AB in the form of a cost reduction on future orders of that same Product.

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          8.2 Payment. AB shall pay to Hibbing any and all amounts due for the purchase of Products within thirty (30) calendar days of the date of Hibbing's invoice, which shall be dated no earlier than the date upon which the Product so involves is first provided (if such Product consists of services) or is delivered to a common carrier by Hibbing pursuant to this Agreement or hand delivered, provided that in no event shall payment be due prior to receipt of the Product.

          8.3 Records: Audit Rights.

                  (a) Hibbing shall maintain for three (3) years following the close of each calendar year accurate books and records which disclose all pricing model information with respect to the Products.

                  (b) AB, at its expense, shall have the right at any time during regular business hours, upon thirty (30) days' prior notice to Hibbing, to examine or audit the books and accounts and records of Hibbing which pertain to the manufacture of Products. Such books of account and records shall be made available to AB and its accountants at the location where such books and records are regularly maintained by Hibbing. If the examination or audit reveals an apparent overcharge, and the parties cannot agree to a satisfactory resolution, then the matter will be submitted to binding arbitration by a single arbitrator experienced in financial accounting matters in Gaithersburg, Maryland administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator may award fees and expenses as part of the decision.

                                     ARTICLE
                                        9
                                  TERM-REMEDIES

          9.1 Term. The term of this Agreement, unless sooner terminated as hereafter provided, shall be for an initial period of eighteen (18) months commencing on the date hereof and continuing until August 31, 1998.

          9.2 Early Termination.

                  (a) Either party shall have the right to terminate this Agreement with immediate effect if:

                           (i) The other party fails to cure to such party's
reasonable satisfaction any material breach or violation of this Agreement within sixty (60) calendar days after such party has given written notice thereof; or

                           (ii) The other party makes an assignment for the
benefit of creditors, files a petition in bankruptcy, is adjudicated bankrupt or insolvent, petitions or applies for a receiver or a trustee, or has any proceedings commenced against it under any statute or regulation providing bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation and which remain undischarged for a period of sixty (60) calendar days.

                  (b) AB shall have the right to terminate this Agreement if any amount payable by Hibbing pursuant to Article 16 is not paid within thirty (30) calendar days of the date when due.

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                  (c) The exercise of any right of termination under this
Article 9 shall not affect any rights which have accrued prior to termination and shall be without prejudice to any other legal or equitable remedies to which a party may be entitled by reason of such rights (including, without limitation, Hibbing's rights to be paid for rescheduling and cancellation charges pursuant to Sections 4.2 and 4.4, Hibbing's rights to be paid for Products purchased pursuant to Section 8.2, Hibbing's rights to indemnification pursuant to Article 12 and the other indemnification provisions of this Agreement, and the confidentiality of Hibbing's and AB's information pursuant to Article 13).

          9.3 Effects of Termination. Upon termination or expiration of this Agreement, all obligations of the parties hereunder shall terminate, except those which expressly survive the termination or expiration of this Agreement.

          9.4 Remedies. In the event of a breach of this Agreement, the nonbreaching party may exercise any remedy allowed by law or equity; provided, however, AB will not have the right to effect cover or the right of setoff. AB's remedies shall be cumulative and except as provided herein, remedies herein specified do not exclude any other remedies allowed by law or equity.

                                     ARTICLE
                                       10
                               LIMITED WARRANTIES

          10.1 Limited Warranty. Hibbing warrants that all Products will upon delivery to Hibbing's designated shipping point, USA, or upon hand delivery and for a period of fifteen (15) calendar months thereafter: (i) be free from defects in materials and workmanship; (ii) materially conform to the design, specifications and drawings provided by AB; and (iii) conform to IPC 610 class
2. These warranties shall survive any inspection, delivery, acceptance and payment.

          10.2 Liability. Hibbing's liability under this warranty provision is limited to (i) repair or replacement at Hibbing's option without cost to AB of the defective Product or (ii) delivery of retrofit kits with installation instructions (at no charge to AB) as necessary to make the Product conform to AB's specifications; in each case, solely during the fifteen (15) calendar month period following delivery of the Product to Hibbing's designated shipping point, USA or hand delivery. Labor to remove defective parts and install replacement parts under this limited warranty must be mutually agreed upon by Hibbing and AB. If the parties are unable to reach agreement regarding the amount of cost of labor described in the preceding sentence, then the matter will be submitted to binding arbitration by a single arbitrator experienced in financial accounting matters in Gaithersburg, Maryland administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator may award fees and expenses as part of the decision.

          10.3 Warranty Claims. All warranty claims shall be made by AB, regardless of any transfer of title or possession of the Product by AB to customers or other parties, and AB must notify Hibbing in writing of any such claim promptly following AB learning of any alleged breach of warranty.

          10.4 Returned Products. Returned Products will be tested by Hibbing promptly following receipt. Compliant Products will be shipped back to AB at AB's expense and risk of loss or damage. AB will be invoiced for such testing, on a time and material basis, for all returned products which are in compliance. Hibbing will remain responsible for any Products returned to Hibbing for which AB can demonstrate breach of Hibbing's limited warranty. This warranty shall not apply to failures of any unit caused by:

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                  (a) Physical abuse or use not consistent with operating
instructions as provided by Hibbing or Product specification as provided by AB or Hibbing.

                  (b) Modifications by other than Hibbing's personnel or agent in any way other than approved by Hibbing, provided the warranty shall not be voided by repair or replacement of parts or the attachment of items in the manner described in maintenance or installation instructions provided by Hibbing.

                  (c) Repair by someone other than Hibbing's personnel or agent or in a manner contrary to the maintenance instructions provided by Hibbing.

                  (d) Physical abuse due to improper packaging of returns.

                  (e) Failed components not covered by the original manufacturer.

                  (f) Design related defects.

          10.5 Agencies. Hibbing makes no general warranty of compliance to any agency such as UL, TUV, CSA, or FDA, relating to facility, processes, workmanship, and material acquisitions in connection with the Products.

          10.6 Limitations. THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS, IMPLIED AND STATUTORY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED. HIBBING IS NOT RESPONSIBLE FOR DESIGN-RELATED DEFECTS OR ANY DAMAGE TO THE PRODUCT CAUSED BY NATURAL DISASTER OR ACT OF GOD, OR BY ACTIONS OF PARTIES OTHER THAN HIBBING. IN NO EVENT WILL HIBBING BE LIABLE FOR MORE THAN THE DOLLAR AMOUNT OF THE PRODUCTS ORDERED UNDER THIS AGREEMENT, INCLUSIVE OF ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES WHICH ARISE IN CONNECTION WITH THE FAILURE OF OR DEFECTIVE PERFORMANCE OF ANY PRODUCT COVERED BY HIBBING'S LIMITED WARRANTY OR THE BREACH OF WARRANTY BY HIBBING, EVEN IF HIBBING HAD NOTICE OF THE POSSIBILITY THEREOF.

                                     ARTICLE
                                       11
                            GOVERNMENTAL REGULATIONS

          11.1 (a) Hibbing shall comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities applicable to its manufacture of Products hereunder.

                  (b) Hibbing assumes all responsibility and the cost and expense for all licensing, registrations, permits, and such other certificates as may be required for its lawful manufacture of the Products hereunder.

                  (c) Hibbing shall observe all safety rules and other requirements of regulatory bodies having jurisdiction over its manufacture of the Products, and shall pay all fines and similar

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charges that may be duly and lawfully imposed or assessed by reason of Hibbing's failure to comply with the rules, regulations, and orders of regulatory bodies having such jurisdiction.

                                     ARTICLE
                                       12
                                 INDEMNIFICATION

          12.1 Hibbing Indemnity; Insurance.

                  (a) Hibbing will defend, indemnify and hold harmless AB, its successors and assigns (each an "Indemnified Person") from and against any and all actual or threatened manner of action and actions, cause and causes of action, suits, proceedings, liabilities, losses, damages, judgments, claims, demands, costs and expenses, including, without limitation, attorneys' fees and expenses and court costs, regardless of whether litigation has commenced (collectively, an "Indemnified Claim"), which any Indemnified Person may hereafter incur, suffer or be required to pay by reason of any actual or threatened action, claim, suit or proceeding brought by any party against any Indemnified Person arising out of or in connection with the performance or nonperformance by Hibbing of its obligations under this Agreement.

                  (b) Hibbing shall secure before commencing and shall maintain during the performance (and after performance, as hereinafter provided) of this Agreement, Comprehensive General Liability and Property Damage Insurance, including Products Liability provisions with minimum Bodily Injury Liability and Property Damage limits of $1,000,000 each occurrence, naming AB as an additional insured. Hibbing shall furnish to AB evidence of such insurance coverage in the form of certificates of insurance. All certificates of insurance shall stipulate that AB will be given thirty (30) calendar days written notice prior to any change, substitution, or cancellation. The coverage afforded by each of the aforesaid policies of insurance to be furnished by Hibbing shall continue in full force and effect as to all losses, claims, damages or liabilities in any way arising out of the performance or nonperformance of this Agreement, including those arising during the warranty period.

          12.2 AB Indemnity. AB will indemnify and hold harmless Hibbing, its successors and assigns (each an "Indemnified Person") from and against any and all actual or threatened manner of action and actions, cause and causes of action, suits, proceedings, liabilities, losses, damages, judgments, claims, demands, costs and expenses, including, without limitation, attorneys' fees and expenses and court costs, regardless of whether litigation has commenced (collectively, an "Indemnified Claim"), which any Indemnified Person may hereafter incur, suffer or be required to pay by reason of any actual or threatened action, claim, suit or proceeding brought by or on behalf of AB's customers or others against any Indemnified Person: (a) involving use of proprietary information, infringement of patents, trademarks, copyrights or other intellectual property rights (including, without limitation, the Trademark), use of trade secrets, or the breach of confidentiality agreements, to the extent that any of the foregoing is included in the AB Technology or the Standards and Specifications or relates to the design of the Products; (b) arising out of or in connection with any actions taken or not taken, as the case may be, at the direction of AB (including, for example, acts taken under subsection 2.3(b), subsections 14.3(b) and (c), and Section 15.13); (c) arising out of or in connection with the performance or nonperformance by AB of its obligations under this Agreement; or (d) arising out of or in connection with the conduct by AB of its business activities on or before the effective date of this Agreement including, without limitation, AB's performance or nonperformance of its obligations under the Leases (as defined in Section 15.14) or the Building Lease (as defined in Section 16.13). None of the terms in this paragraph will be deemed to reduce Hibbing's obligations to AB pursuant to Hibbing's limited warranty or Hibbing's performance or nonperformance of other provisions of this Agreement.

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          12.3 Liability Limitation. IN NO EVENT SHALL EITHER PARTY'S LIABILITY
UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR CLAIMS FOR LOSS OF BUSINESS OR LOSS OF PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. THE LIABILITY OF HIBBING ARISING OUT OF THE SUPPLYING OF ANY PRODUCT OR ITS USE, WHETHER BASED UPON WARRANTY, CONTRACT, NEGLIGENCE OR OTHERWISE, SHALL NOT IN ANY CASE EXCEED THE ORIGINAL COST TO AB OF SUCH PRODUCT.

          12.4 Control of Action. With respect to control over the negotiation and defense of any actual or threatened action, claim, suit or proceeding, including, without limitation, control as to the selection of counsel and as to whether and on what terms to settle or otherwise resolve the same (referred to in this Agreement as "Control of the Action") which may give rise to a right of Indemnification under Article 12 hereof, the party entitled to indemnification (the "Indemnitee"), at its option, may either retain Control of the Action or relinquish Control of the Action to the other party (the "Indemnitor"). In any case, if the Indemnitee relinquishes control to Indemnitor, Indemnitor will be obligated to indemnify as set forth in this Agreement. Notwithstanding the fact that Control of the Action may be relinquished to Indemnitor, Indemnitor may not settle or compromise any Indemnified Claim (even if such settlement or compromise only requires the payment of money, as opposed to other forms of nonmonetary consideration) without the prior written consent of Indemnitee, which consent may be withheld with or without reason unless such settlement or compromise only requires the payment of money and Indemnitor offers evidence to Indemnitee, satisfactory to Indemnitor, that Indemnitor is able to make such payment. The Indemnitee may not settle or compromise an Indemnified Claim without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld or delayed). In the event that Indemnitee has relinquished Control of the Action to Indemnitor, Indemnitor will fully and promptly inform Indemnitee of all developments in, and allow Indemnitee to participate (provided that all costs incurred by Indemnitee in such participation will be paid by Indemnitee) in the handling of, any such actions so relinquished, and Indemnitee, at is option may at any time upon prior written notice resume immediate Control of the Action previously relinquished to Indemnitee (in which case Indemnitee will not be responsible for any costs or expenses incurred).

                                     ARTICLE
                                       13
                                 CONFIDENTIALITY

          13.1 Confidentiality.

                  (a) The parties agree that the AB Technology and other information disclosed to Hibbing or learned by Hibbing as a consequence of or through this Agreement, as well as financial information and manufacturing information of Hibbing disclosed to AB or learned by AB as a consequence of or through this Agreement, includes trade secrets, know-how and other information, data and material of great economic and commercial value which are confidential and proprietary and the development of which represent a substantial investment (collectively "Confidential Information"). The parties shall cause their respective affiliates, directors, officers and employees to: (i) hold all Confidential Information in the strictest confidence; (ii) not use or exploit Confidential Information except in accordance with and as contemplated by this Agreement nor disclose it to anyone other than authorized personnel of the other party as required for such party's performance of this Agreement; (iii) take all precautions necessary to safeguard the confidential nature of such Confidential Information; (iv) keep a record of employees having access to any Confidential Information and to have all of these employees sign a non-disclosure agreement for the direct benefit of the other party in a form acceptable

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to the other party; and (v) not sell or transfer to any person or entity any
Product or any equipment or tooling embodying the Confidential Information nor to allow any person or entity to use it, or otherwise view or examine it, except as otherwise provided in this Agreement.

                  (b) Upon termination of this Agreement, each Party shall, without prior demand or request of the other party, promptly return any and all Confidential Information in any media and all copies thereof in such party's possession or control; provided, however, that if Hibbing exercises its option to purchase the Equipment pursuant to Section 15.6, then Hibbing will also thereby acquire rights to use the software used for testing purposes.

                  (c) The restrictions set forth in subsections 13.1(a) and (b) hereof shall not apply to information that: (i) is publicly available on the date hereof or becomes generally available other than as a result of disclosure by such party or its employees or representatives; (ii) becomes available from a source other than such party or its employees or representatives, provided that source is not bound by confidentiality restrictions (and such party has made reasonable inquiry with respect thereto); (iii) was in the possession of such party prior to its disclosure by the other party; or (iv) is approved in writing for public disclosure by such party.

                  (d) The parties' obligations under this Article 13 shall survive termination of this Agreement. The parties agree that breach of this
Article 13 shall cause irreparable harm and shall entitle the other party, in addition to any other remedies it may have, to obtain injunctive relief and/or specific performance.

                                     ARTICLE
                                       14
                                  AB INVENTORY

          14.1 Availability. AB shall make available to Hibbing during the term of this Agreement and on the terms and conditions set forth herein, the AB Inventory. All AB Inventory shall remain the sole and exclusive property of AB. Hibbing agrees that it will not use AB Inventory other than in Products sold to AB.

          14.2 No Warranty. Hibbing's limited warranty under Section 10.1 of this Agreement will not apply to the AB Inventory or to any claims directly or indirectly caused by, attributable to or relating to Hibbing's incorporation of the AB Inventory into Products.

          14.3 Care of AB Inventory.

                  (a) The AB Inventory shall be maintained by Hibbing at AB's premises at 1300 Quince Orchard Blvd., Gaithersburg, MD or any of Hibbing's other locations. The AB Inventory in all cases shall be carefully segregated from other goods either of the same or different character belonging either to Hibbing or to any third party, shall be marked as AB's property, and shall be stored in an area separate and not commingled with goods of Hibbing or of any third party.

                  (b) Hibbing shall (at AB's expense) comply with all reasonable requests and directions from AB to comply with all laws which might in any way affect AB's ownership of AB Inventory, and shall indemnify and save harmless AB from and against loss, damage, and expense from any levy, attachment lien, or process involving such material arising out of Hibbing's failure to comply with such reasonable requests and directions. Hibbing confirms that all of the AB Inventory is, on the date hereof, present at AB's premises. Hibbing shall be responsible for any loss or shrinkage in the quantity of AB Inventory whether such loss or shrinkage be through theft, pilferage, deterioration, or otherwise, unless such loss or shrinkage is as a result of Hibbing's compliance with the directions or requests received from AB.

                  (c) Hibbing shall keep at all times a complete and accurate list of the AB Inventory, copies of which list shall be furnished AB upon reasonable request. AB's representatives shall have access to the AB Inventory on a noninterference basis during usual business hours and with reasonable advance notice for the purpose of verifying such inventory or inspecting the condition of such AB Inventory.

                  (d) All public charges, whether in the nature of sales, occupational, or other taxes or assessments or license fees, which shall be levied or assessed against such AB Inventory, or against Hibbing or AB by reason thereof, by any federal, state, or municipal authority, shall be paid by AB.

                  (e) To record ownership of AB Inventory, AB may from time to time file such U.C.C. financing statements covering AB Inventory as it determines are necessary or desirable. For such purpose, Hibbing shall (at AB's expense) execute and deliver to AB all such U.C.C. financing statements as AB shall from time to time request, provided that the form and content of any such U.C.C. financing statements are reasonably acceptable to Hibbing.

          14.4 Purchase of AB Inventory.

                  (a) From time to time, Hibbing may (but is not obligated to) purchase AB Inventory by withdrawing the AB Inventory from its segregated storage area. Hibbing shall immediately notify AB by issuance of a purchase order of each such withdrawal, specifying the items purchased. Upon each such withdrawal and purchase by Hibbing and payment therefor pursuant to this Article 14, title to the AB Inventory so withdrawn shall pass to Hibbing.

                  (b) A description of and the prices for AB Inventory purchased by Hibbing are specified in Schedule 1.2 attached hereto and made part hereof.

                  (c) Payment for AB Inventory purchased by Hibbing shall be made in full within thirty (30) calendar days after the date of invoice.

                  (d) AB covenants to and with Hibbing that AB will be the lawful owner at the time of sale to Hibbing of the AB Inventory, and such AB Inventory will at such time be free from all encumbrances.

          14.5 Effects of Termination.

                  (a) Without limiting the provisions of Article 9, upon termination of this Agreement for any reason, if Hibbing has relocated the AB Inventory, then Hibbing, at the request of AB, shall permit all remaining AB Inventory at the effective date of such termination to remain in storage at Hibbing's premises for such period as AB shall require to dispose of the same, not exceeding thirty (30) calendar days thereafter. Hibbing shall, upon the request and at the expense of AB, at any time or from time to time during such thirty (30) calendar-day period, load or cause the same to be loaded on cars and shipped from Hibbing's premises in accordance with AB's instructions. During such thirty (30) calendar-day period, AB's representatives shall have the right to enter Hibbing's premises during all usual business hours on a noninterference basis and with reasonable advance notice for the purpose of dealing with the disposition of the AB Inventory.

                  (b) Upon termination of this Agreement, Hibbing's right to withdraw and purchase AB Inventory shall immediately cease and terminate.

                                     ARTICLE
                                       15
                                CERTAIN EQUIPMENT

          15.1 Right to Use Equipment. AB hereby agrees to permit Hibbing to use the personal property described on Schedule 15 and Schedule 15.14 attached hereto and made part hereof (hereinafter, with all attachments, replacement parts, substitutions, additions, repairs and accessories incorporated therein and/or affixed thereto, and proceeds, referred to as "Equipment") during the term of this Agreement. AB shall retain the right to inspect and use the Equipment subject to the following conditions: (i) such inspection and use may only be during usual business hours and on a noninterference basis; (ii) Hibbing must receive reasonable advance notice (in no event less than seventy-two (72) hours) of such inspection or use; (iii) a Hibbing employee or representative must be present at all times during such inspection and use; and (iv) all provisions of this Agreement applicable to Hibbing's use of the Equipment will apply to AB's use of the Equipment (including, without limitation, an obligation by AB to indemnify Hibbing under Section 15.15 and to maintain the Equipment under Section 15.3).

          15.2 Use, Nature and Location of Equipment. Hibbing represents, warrants and agrees that the Equipment will be used solely for commercial manufacture and assembly of printed circuit cards and related activities. Hibbing and AB agree that regardless of the manner of affixation, the Equipment shall remain personal property and not become part of the real estate. Hibbing and AB agree to keep the Equipment at 1300 Quince Orchard Blvd., Gaithersburg, MD 20878-4106. Hibbing shall have no right to, and shall not, remove any of the Equipment from such location, except as Hibbing and AB may hereafter mutually agree in writing.

          15.3 Repairs. AB shall not be obligated to install, erect, test, adjust, service or make any repairs or replacements. Hibbing shall effect and bear the expense of all necessary repairs, maintenance, operation and replacements required to be made to maintain the Equipment in good condition, normal wear and tear excepted.

          15.4 Operation. Hibbing shall cause the Equipment to be operated by trained employees only, and shall pay all expenses of operation.

          15.5 Indemnity. Hibbing shall indemnify and save AB harmless from any and all injury to or loss of the Equipment from whatever cause, and from liability or expenses (including attorneys' fees) arising out of the use or maintenance thereof, but shall be credited with any amounts received by AB from insurance procured by Hibbing. Damage for any loss or injury shall be based on the then net book value of the Equipment, except as otherwise denoted on
Schedule 15.

          15.6 Purchase Option. At the expiration of the original term hereof or at earlier termination if such termination was as a result of mutual agreement or a right by Hibbing to terminate pursuant to subsection 9.2(a), if Hibbing is not then in default hereunder, Hibbing shall have the option to purchase all but not less than all the items of Equipment (other than items of Equipment which are then still subject to the Leases described in Section 15.14) upon giving written notice to AB not less than thirty (30) calendar days prior to the expiration of the original term hereof (or shorter period, but as soon as reasonably practical, in the case of such early termination). The purchase price shall be One Dollar ($1.00). Upon Hibbing's exercise of the option, AB will deliver title to such of the Equipment free and clear of all encumbrances.

          15.7 Insurance.

                  (a) All risk of loss, damage to or destruction of the Equipment shall at all times be on Hibbing. Hibbing will procure forthwith and maintain at Hibbing's expense insurance against all risks of loss or physical damage to the Equipment for the lesser of the net book value or the full insurable value thereof for the life of this Agreement and such other insurance thereon in commercially reasonable amounts and against commercially reasonable risks as AB may specify, and shall promptly deliver each policy to AB with an endorsement attached thereto showing loss payable to AB and providing AB with not less than thirty (30) calendar days written notice of cancellation. Each such policy shall be in commercially reasonable form, terms and amount and with insurance carriers reasonably satisfactory to AB. As to AB's interest in such policy, no act or omission of Hibbing or any of its officers, agents, employees or representatives shall affect the obligations of the insurer to pay the full amount of any loss.

                  (b) Should Hibbing fail to furnish such insurance policy to AB, or to maintain such policy in full force, or to pay any premium in whole or in part relating thereto, then AB, without waiving or releasing any default or obligation by Hibbing, may (but shall be under no obligation to) obtain and maintain insurance and pay the premium therefor on behalf of Hibbing and charge the premium to Hibbing under this Agreement. The full amount of any such premium paid by AB shall be payable by Hibbing within thirty (30) calendar days of notice thereof, and failure to pay same shall constitute an event of default under this Agreement.

                  (c) In the event that monies become payable under any such policy of insurance with respect to an item of Equipment, then Hibbing will, at its option, either (i) pay over to AB such monies up to the then net depreciated book value thereof on AB's books of account of such item or (ii) repair or replace such item.

          15.8 Taxes. Hibbing shall comply in all material respects with all laws, ordinances and regulations relating to Hibbing's possession, use or maintenance of the Equipment, and save AB harmless against actual or asserted violations, and pay all costs and expenses of every character occasioned by or arising out of such use. Hibbing agrees that, during the term of this Agreement, in addition to all other amounts provided herein to be paid, it will promptly pay all taxes, assessments and other governmental charges (including penalties and interest, if any, and fees for titling or registration, if required) levied or assessed upon the interest of Hibbing in the Equipment or upon Hibbing's use or operation thereof or on Hibbing's earnings arising therefrom.

          15.9 Title. All Equipment shall remain personal property, and title thereto (or, in the case of the Equipment subject to the Leases described in Schedule 15.14, a valid leasehold interest therein) shall remain in AB exclusively. Hibbing shall keep the Equipment free from any and all liens and claims, and shall not do or permit any actor thing to be done whereby AB's title or rights may be encumbered or impaired. Hibbing will not change or remove any insignia or lettering on the Equipment, which shall conspicuously identify each item of the Equipment by suitable lettering thereon to indicate AB's ownership. Hibbing shall give AB immediate notice of any attachment or other judicial process affecting the Equipment, and indemnify and save AB harmless from any loss or damage caused thereby.

          15.10 No Warranty. Hibbing acknowledges that is has inspected and is fully familiar with the Equipment and agrees that it has bargained for a right to use the Equipment without warranty by AB. Hibbing acknowledges that AB is not the manufacturer or supplier of, nor a dealer in, the Equipment. AB represents that the Equipment is in good working order and that no material maintenance has been neglected. EXCEPT FOR THE FOREGOING, AND EXCEPT FOR THE WARRANTY OF TITLE UNDER SECTION 15.9 AND THE WARRANTY OF TITLE TO BE GIVEN UPON EXERCISE OF THE PURCHASE OPTION UNDER SECTION 15.6, AB MAKES NO

WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE FITNESS, QUALITY, DESIGN, CONDITION, CAPACITY, SUITABILITY, MERCHANTABILITY OR PERFORMANCE OF THE EQUIPMENT OR OF THE MATERIAL OR WORKMANSHIP THEREOF, IT BEING AGREED THAT THE EQUIPMENT IS PROVIDED "AS IS", "WHERE IS" AND "WITH ALL FAULTS" AND THAT ALL SUCH RISKS, AS BETWEEN AB AND HIBBING, ARE TO BE BORNE BY HIBBING AT ITS SOLE RISK AND EXPENSE. Hibbing accordingly agrees not to assert any claim whatsoever against AB based thereon. Hibbing further agrees, regardless of cause, not to assert any claim whatsoever against AB for loss of anticipatory profits, consequential, special, incidental or punitive damages. No oral agreement, guaranty, promise, condition, representation or warranty shall be binding,; all prior conversations, agreements or representations related hereto and/or to said Equipment are integrated herein. AB, however, will give Hibbing the benefit of all warranties, if any, made by manufacturers or suppliers of the Equipment to AB. Claim by Hibbing against any manufacturer or supplier of Equipment shall not effect Hibbing's obligations under this Agreement.

          15.11 Possession. AB covenants to and with Hibbing that AB is the lawful owner (or, with respect to the Equipment subject to the Leases described in Schedule 15.14, is the valid lessee) of said Equipment and that such Equipment is and during the term of this Agreement will be free from all encumbrances other than security interests held by or hereafter granted to its lending institutions and that, subject thereto and to Hibbing's performing the conditions hereof, Hibbing shall, subject to Section 15.1 hereof, peaceably and quietly use the Equipment during said term without hindrance.

          15.12 Performance of Obligations of Hibbing by AB. In the event that Hibbing shall fail duly and promptly to perform any of its obligations under the provisions of this Article 15, AB may, at its option, perform the same for the account of Hibbing without thereby waiving such default, and any amount paid or expense (including reasonable attorneys' fees), penalty or other liability incurred by AB in such performance, shall be payable by Hibbing upon demand.

          15.13 Further Assurances. Hibbing shall execute and deliver to AB, upon AB's reasonable request and at AB's expense, such instruments and assurances as AB deems necessary or advisable for the confirmation or perfection of this Agreement and AB's rights hereunder, including, without limitation, U.C.C. financing statements.

          15.14 Certain Equipment Leases.

                  (a) AB is the lessee under the equipment leases described in
Schedule 15.14 attached hereto and made part hereof (collectively the "Leases"). AB hereby grants to Hibbing the right to use the equipment leased under the Leases during the Term hereof and Hibbing shall pay to AB all current installments of regularly scheduled amounts required to be paid by AB thereunder, when and as due. AB represents and warrants to Hibbing that, to date, AB has performed and paid all obligations of AB under the Leases and no event of default has occurred and is continuing under any of the Leases. During the term of this Agreement: (i) AB will not terminate, modify or amend the Leases without Hibbing's prior written consent (which may not be unreasonably withheld or delayed); and (ii) AB will pay and perform all of its obligations under the Leases. AB has provided Hibbing with true, correct and complete copies of the Leases.

                  (b) Hibbing shall indemnify and hold AB harmless from any liability or expense, including attorneys' fees, arising out of claims made, suits or proceedings brought against AB by any party relating to Hibbing's use or possession of the Equipment covered by the Leases other than on account of the failure to obtain consents contemplated by this Section 15.14.

                  (c) AB will (at its expense) use its best good faith efforts to promptly obtain the consents of the lessors and any third-parties necessary to permit the consummation of the transactions contemplated by this Article 15 (including, without limitation, the assignments contemplated by subsection 15.14(d) below). If AB is unable to obtain such consent with respect to one or more items of said Equipment and if, as a result thereof, Hibbing's use of said Equipment during the term of this Agreement is prevented by a proceeding or action taken by such lessor or third party, then the provisions of this Article 15 will terminate with respect to such item or items of Equipment, and AB will hold Hibbing harmless from any and all claims and damages (including attorneys' fees) arising out of the failure to obtain such consents. The provisions of
Article 12 will apply to this indemnity. Without limiting the foregoing, if the parties have complied with their respective obligations to pay and perform the Leases, and yet a lessor or third party prevents AB or Hibbing from exercising a purchase option contained in a Lease (a "Non-Exercisable Lease") because of the failure to obtain a required consent, then AB agrees to promptly pay or reimburse Hibbing for commercially reasonable amounts payable or paid by Hibbing to acquire such Equipment that are in excess of the amounts contemplated by the terms of the Non-Exercisable Leases.

                  (d) At the termination or expiration of this Agreement, provided Hibbing is not in default hereunder, AB will assign all of its right, title and interest in and to the Leases and the Equipment in consideration for Hibbing's agreement to pay and perform the lessee's prospective obligations under the Leases.

          15.15 Computer.

                  (a) AB agrees that, for a period of nine (9) months from the date hereof, it shall permit Hibbing to use the Hewlett-Packard computer hardware and Growth Power software currently used by AB with the Equipment, but no other hardware or software possessed by AB. AB agrees to maintain such hardware and software in good working order during such nine (9) month period, reasonable downtime for system maintenance and upgrades excepted. AB represents that it is and will be during such nine (9) month period the lawful owner of said hardware and licensee of said software, free of all encumbrances and with authority to license the same to Hibbing hereunder.

                  (b) Hibbing may, at Hibbing's own expense, increase the disk capacity of the computer hardware by 2Gb, but shall not make any other changes to the hardware without the prior written consent of AB. Hibbing may not load and run additional software on the hardware without AB's prior written consent. If such consent is given, then, notwithstanding such consent, Hibbing shall be responsible for any damage to AB's hardware or software. All provisions of this Agreement relating to the care and maintenance of the Equipment shall apply equally to AB's computer hardware and software. AB agrees that it will take commercially reasonable steps to make at least daily archival backups of its software and Hibbing's data) and that it will take commercially reasonable steps to protect such backups from harm or damage. AB will make the backups available at the end of normal business hours each day and Hibbing will be responsible for the physical possession of backups after normal business hours.

                  (c) All of such computer hardware and software as well as all of AB's data stored in such computers shall remain the sole property of AB. Hibbing's data shall remain the sole property of Hibbing, and will be returned promptly to Hibbing upon termination or expiration of this Section 15.15.

                  (d) The parties shall mutually agree on a schedule whereby Hibbing shall cease to use AB's computer hardware and software in favor of hardware and software to be acquired by Hibbing at its own expense. AB shall provide reasonable assistance to Hibbing in connection with migration from AB's system to Hibbing's. Nothing in this subsection (d) shall be deemed to extend the twelve (12)- month term of this Section 15.15. At the expiration of such term, AB may remove all of its computer hardware and Hibbing shall reasonably cooperate with and assist AB in the removal.

                  (e) Any Confidential Information obtained by Hibbing pursuant to the operation of this Section 15.15 shall be subject to the provisions of
Article 13 hereof.

                                     ARTICLE
                                       16
                                 USE OF PREMISES

          16.1 Premises. AB hereby licenses to Hibbing the right to use those premises shown on the attached Schedule 16 (the "Premises"), located at 1300 Quince Orchard Boulevard, Gaithersburg, Montgomery County, Maryland during the term of this Agreement. Hibbing shall also have the right to use the front entrance to the building in which the Premises are located (the "Building") for access and egress from the Premises, as well as the loading dock on the side of the Building, at all times.

          16.2 Use Fees. Hibbing shall pay in advance on or before the first day of each and every month during the term of this Article 16 (prorated for any partial month's usage) an amount equal to 50% of the regularly scheduled monthly rent (as the same may be reduced (but not increased) in contemplated negotiations with the landlord) then payable by AB pursuant to the Lease (as hereinafter defined).

          16.3 Additional Fees. Hibbing shall also pay to AB as additional fees the specified percentage of the total amount AB is charged for the entire Building for each of the following:

                                 Item                                             Percentage
               (a)      Real Estate Taxes (not including                             50%
                        special assessment)

               (b)      Electric and Water Utilities                                 50%

               (c)      Trash/Waste Removal                                          50%

               (d)      Grounds Maintenance/ Landscaping                             50%

               (e)      Other Utilities and Operating                                50%
                        Expenses (as may be agreed to in
                        writing)

AB shall render statements to Hibbing including copies of the bills payable by AB, and Hibbing shall pay the required amount to AB within thirty (30) calendar days of receipt of each statement.

          16.4 Use of Premises. Hibbing shall use and occupy the Premises solely for the manufacture and assembly of printed circuit cards and related activities.

          16.5 Care and Conditions of Premises; Signs.

                  (a) During the term of this Article 16, except as otherwise provided herein, Hibbing, at its own cost and expense, shall maintain the Premises in good order and condition including: (i) providing interior janitorial services for the Premises; (ii) storing all garbage, trash and other refuse in approved containers away from public view and removing such items on a regular basis during the times and in a manner designated from time to time by AB; (iii) maintaining the Premises in a clean and sanitary condition and free of insects, rodents, vermin and other pests; (iv) performing normal and routine maintenance and repair of all mechanical, electrical and plumbing systems, facilities and equipment exclusively serving the Premises and all non-structural improvements within the Premises; (v) replacing all cracked or broken glass; and (vi) repainting and redecorating at reasonable intervals as needed. Except as provided in the immediately preceding sentence, AB shall be responsible, at its own expense, for maintenance of all structural and exterior portions of the Premises. AB shall further be responsible for all maintenance and repairs to the heating, ventilation, cooling, plumbing and electrical systems of the Premises. AB shall not unreasonably interfere with Hibbing's business operations in performing any repairs required under this Section 16.5. AB makes no representations or warranties as to the condition of the Premises. Hibbing has thoroughly examined the Premises and Hibbing does hereby accept the Premises "as is" in its present condition.

                  (b) Except to the extent that AB has agreed to pay 50% of the additional fees under Section 16.3, Hibbing covenants and agrees to keep the Premises clean at its own expense.

                  (c) Hibbing shall make no changes or alterations to the Premises without the prior written consent of AB, which shall not be unreasonably withheld, and the prior written consent of any other party whose consent is required for the making of changes or alterations by AB.

                  (d) Upon expiration or termination of this Agreement, Hibbing shall surrender the Premises in good order and condition, ordinary wear and tear excepted.

                  (e) The parties hereby agree that signs identifying Hibbing may be installed in locations mutually agreed by the parties. Upon expiration or termination of this Agreement, Hibbing shall remove such signs.

          16.6 Liability and Property Damage Insurance; Worker's Compensation Insurance; Damage to Premises.

                  (a) Hibbing shall be responsible for insuring any improvements Hibbing makes to the Premises and all personal property maintained at the Premises and shall maintain public liability insurance covering the Premises, which shall name AB as an additional insured, for an aggregate amount of at least One Million Dollars ($1,000,000.00) per occurrence. Hibbing shall also maintain workers' compensation insurance, as required by law. Hibbing shall provide AB with certificates or other evidence of such insurance as AB reasonably requests.

                  (b) In the event the Premises are so damaged or destroyed by fire or other casualty that they become wholly unfit for Hibbing' use thereof, AB may, at its option, rebuild the same, or may terminate this Article 16. AB shall have no duty to rebuild or replace any fixtures or improvements made or installed by Hibbing.

          16.7 Waiver of Subrogation. Notwithstanding the provisions of Section
16.10 hereof, in the event of loss or damage to the building, the Premises and/or contents, each party shall look first to any first-party insurance coverage prior to making any claim against the other party. Further, each party shall waive subrogation over and against the other party or its insurance to the extent permissible and to a degree that would not violate any provision of an applicable policy of insurance purchased by the claimant party.

          16.8 Entry on Premises. Hibbing agrees that AB, its employees, agents and other representatives shall have the right to enter into and upon said Premises, or any part thereof, during usual business hours on a noninterference basis and with reasonable advance notice for any purpose incident to AB's status as tenant of the Premises under the Lease, provided that entry outside of normal business hours will be permitted in the event of an emergency subject to prior notice thereof to Hibbing.

          16.9 Assignment and Sublease, etc. Neither Hibbing nor AB shall have the right to assign, mortgage or encumber this Agreement or the whole or any part of the Premises or permit the Premises or any part thereof to be used or occupied by others without the prior written consent of Hibbing or AB, as the case may be.

          16.10 AB and Hibbing Liability. AB is exempt from any and all liability for any damage or injury to person or property caused by or resulting from steam, electricity, gas, water, rain, ice or snow, or any leak or flow from, or from any other cause or happening whatsoever, except if caused solely by AB's negligence or misconduct or breach of this Agreement or noncompliance with the Lease. Except as provided in Section 16.7 hereof, Hibbing agrees to indemnify and save harmless AB, its successors, assigns and agents, against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations arising from the conduct or management of, and from any work and thing whatsoever done by or on behalf of Hibbing or its agents, employees, contractors or invitees in or about, the Premises. The provisions of
Article 12 will apply to the enforcement of this indemnity.

          16.11 Compliance with Laws. Hibbing shall comply in all material respects with all laws, orders, and regulations of federal, state, county and municipal authorities, and with any direction of any public officer and officers, pursuant to law, or any insurance company carrying any insurance on the Premises, and any insurance inspection or rating bureau, which shall impose any duty upon Hibbing with respect to any of its obligations hereunder relating to the Premises or its use or occupation thereof.

          16.12 Effects of Termination.

                  (a) Upon any termination or expiration of this Agreement or of this Article 16, AB or its representative may re-enter the Premises by force, summary proceedings or otherwise, and remove all persons therefrom, without being liable to prosecution therefor; provided, however, that AB will use its best good faith efforts to provide Hibbing with at least thirty (30) calendar day's prior notice (other than with respect to the end of the original term hereof) Hibbing shall pay, at the same time as the fees becomes payable under the terms hereof, a sum equivalent to the fees under Section 16.2 and additional fees under Section 16.3.

                  (b) In the event that the relation of AB and Hibbing may cease or terminate by reason of the re-entry of AB under the terms and covenants contained in this Agreement or by the rejectment of Hibbing by summary proceedings or otherwise, it is hereby agreed that Hibbing shall remain liable and shall pay in monthly payments the fees under Section 16.2 which accrue subsequent to the re-entry by AB and Hibbing expressly agrees to pay as damages for the breach of the covenants herein contained, the difference between the fees under Section 16.2 and additional fees under Section 16.3 and the rent collected and received, if any, by AB during the remainder of the unexpired term, such difference or deficiency between the fees and additional fees herein reserved and the fees and additional fees collected, if any, shall become due and payable in monthly payments during the remainder of the unexpired term, as the amounts of such difference or deficiency shall from time to time be ascertained. Hibbing waives all rights to redeem under any law of the State of Maryland.

          16.13 Building Lease.

                  (a) This Article 16 is subject to the Lease dated March 31, 1989 between Penril Corp., as Tenant, and Real Estate Income Partners III, Limited Partnership, as Landlord (the "Landlord"), and to the Sublease dated as of November ___, 1996 between Penril DataComm Networks, Inc., as Sublessor (the "Sublessor") and AB as Sublessee, copies of which have been delivered to AB (collectively, the "Building Lease"). Hibbing agrees that it will use its best efforts to cause its employees, agents, contractors and invitees not to violate the Building Lease.

                  (b) Upon termination of the Building Lease for any reason, this Article 16 shall thereupon automatically terminate. In such event neither party shall have any further obligation or liability to the other pursuant to this Article 16, except that if the Building Lease is terminated directly or indirectly as a result of an act or omission of Hibbing or AB, the other party will be entitled to whatever rights and remedies it may under this Agreement by law or equity, and except Hibbing shall pay, at the same time as the fees payable under the terms hereof, a sum equivalent to the fees under Section 16.2 and the additional fees under Section 16.3 for all periods (pro rated for partial periods) during which Hibbing remains in possession of the Premises. AB will use its best good faith efforts to provide Hibbing with sixty (60) calendar days' prior notice of the termination or expiration of the Building Lease.

                  (c) The Building Lease describes the Landlord's and Sublessor's duties. AB is not obligated to perform the Landlord's or Sublessor's duties. If the Landlord or Sublessor fails to perform, Hibbing shall send AB a notice. Upon receipt of the notice, AB shall then promptly notify the Landlord and the Sublessor and demand that the Building Lease agreements be carried out.

                  (d) If AB terminates the Building Lease or if the Landlord's or Sublessor's consent to this Article 16 is required but is not obtained and, in either such case as a result thereof, Hibbing's use of the Premises during the first twelve (12) calendar months of the term of this Agreement is prevented by a proceeding or action taken by the Landlord or Sublessor, then: (i) AB will hold Hibbing harmless from any and all claims and damages (including attorneys' fees) arising out of or in connection with such proceeding or action and for costs and expenses incurred by Hibbing to relocate its operations from the Premises under expedited circumstances earlier than at the scheduled expiration of this Agreement (the provisions of Article 12 will apply to this indemnity); and (ii) at Hibbing's option, Hibbing may upon written notice to AB either (A) terminate this Agreement with immediate effect (but otherwise in accordance with the provisions of Article 9) or (B) adjust Hibbing's price model under subsection 8.1(a) to include an eleven and 36/100 percent (11.36%) profit margin applicable to purchase orders received on and after such notice.

                  (e) The provisions of the Building Lease are part of this Agreement. During the term of this Agreement: (i) AB may, without the consent of Hibbing, modify or amend the Building Lease in any manner that does not adversely affect Hibbing; and (ii) AB agrees to pay and perform all of its obligations under the Building Lease. AB represents and warrants to Hibbing that, to date, AB has performed and paid all obligations of AB under the Building Lease and has not received a notice, and has no knowledge, that an event of default has occurred and is continuing under the Building Lease. AB has provided Hibbing a true, correct and complete copy of the Building Lease.

                  (f) Hibbing shall have no authority to contact or make any agreement with the Landlord or the Sublessor about the Premises or the Building Lease. Hibbing shall not pay fees, additional fees or other charges to the Landlord or the Sublessor, but only to AB.

          16.14 Early Termination. Any provision of this Agreement to the contrary notwithstanding, AB may terminate this Article 16 upon one hundred twenty (120) calendar days prior written notice to Hibbing. In such event, Hibbing shall vacate the Premises within such one hundred twenty (120) calendar-day period and this Article 16 shall terminate on the date Hibbing vacates, but the remainder of this Agreement shall remain in full force and effect.

          16.15 Eminent Domain. If the whole or a material part of the Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then and in that event, AB shall notify Hibbing thereof, whereupon the term of this Article 16 shall cease and terminate from the date of title vesting in such proceeding, and Hibbing shall have no claim for the value of any unexpired term of this Article 16. In such event, the remainder of this Agreement shall remain in full force and effect.

          16.16 Abatement of Fees. No diminution, abatement reduction or set off of fees or additional fees shall be claimed or allowed except in the event the Premises become untenantable without the fault of Hibbing.

          16.17 Subordination. Hibbing agrees that this Agreement shall be subordinate to the Lease and to any mortgages, ground lease or other instruments which may now or hereafter affect the Premises or any part thereof. Although no additional instrument or act on the part of Hibbing shall be necessary to effect such subordination, Hibbing shall execute and deliver such instruments of subordination of this Agreement as may reasonably be requested by the Landlord or Sublessor or by holders of said mortgages, leases or other instruments.

          16.18 Hibbing's Breach. If Hibbing breaches any covenant or condition of this Article 16, AB may, on thirty (30) calendar days' notice to Hibbing (and after Hibbing's failure to cure said breach within such notice period), cure such breach at the expense of Hibbing and the reasonable amount of all expenses, including reasonable attorney's fees, incurred by AB in so doing, shall be deemed additional fees payable on demand.

          16.19 Mechanic's Liens. Each of AB and Hibbing shall, within thirty
(30) calendar days after notice from the other, remove or satisfy any mechanic's lien for materials or labor claimed to have been furnished to the Premises on behalf of the notified party, unless being contested in good faith.

          16.20 Possession. AB covenants to and with Hibbing that AB is the lawful lessee under said Lease and that, subject to Hibbing's performing the conditions hereof, Hibbing shall peaceably and quietly enjoy the Premises during said term without hindrance.

                                     ARTICLE
                                       17
                                  FORCE MAJEURE

         If any performance by either party shall be prevented, hindered or delayed by reason of any cause beyond the reasonable control of such party including, without limitation, acts of God, riots, fires, floods, unusually severe weather, curtailment or termination of sources or supplies of energy or power, inability to obtain or delay in obtaining materials or supplies, strikes or other disputes involving such party or its subcontractors or suppliers, or any other cause beyond the reasonable control of such party, whether similar or dissimilar to those expressed hereinabove, such party shall be excused from performance to the extent that its performance shall extend so long as the event continues to prevent, hinder or delay the performance by such party. The party whose performance is affected shall give the other party notice within fifteen (15) calendar days of the occurrence specifying the occurrence, the performance affected and the anticipated date, if any, on which performance can be made. However, should performance be prevented for more than ninety (90) consecutive calendar days, either party shall be entitled at its sole option to terminate this agreement on fifteen (15) calendar days' prior written notice to the other party. The provisions of Sections 9.3 and 9.4 will apply to any such termination.

                                     ARTICLE
                                       18
                                  MISCELLANEOUS

          18.1 Notices. Any notice required to be given under this Agreement shall in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid or delivered by express delivery or facsimile transmission to the respective parties at their address set forth hereinabove or at such other address as may be hereafter designated in writing to the other party.

          18.2 Severability. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limited and reducing it, so as to be enforceable to the extent compatible with the application law of such jurisdiction as it shall then appear.

          18.3 No Waiver. The failure or omission of either party to insist, in any instance, upon strict performance by the other party of any term or condition of this Agreement or to exercise any of its rights hereunder shall not be deemed to be a modification of any term hereof or a waiver or relinquishment of the future performance of any such term or condition by such party, nor shall such failure or omissions constitute a waiver of the right of such party to insist upon future performance by the other party of any such term or condition.

          18.4 Assignability. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, provided, however, that neither AB nor Hibbing shall assign, transfer, pledge or mortgage this Agreement to any person or party whatsoever (although Hibbing may assign this Agreement in whole or in part to an Affiliate without consent (but Hibbing may not be released from its obligations hereunder as a result of such assignment without the consent of AB)).

          18.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all other prior or contemporaneous agreements of the parties with respect to said subject matter are hereby merged into and superseded by this Agreement. This Agreement may not be changed, modified or amended other than by a further written agreement signed by both parties hereto.

          18.6 Governing Law; Etc. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the law of the State of Maryland, including without limitation the Maryland Uniform Commercial Code.

          18.7 Mutual Agreement. This Agreement embodies the arms-length negotiation and mutual agreement between the parties hereto and shall not be construed against either party as having been drafted by it.

          18.8 Headings and Counterparts. Headings are inserted for reference purposes only and shall not affect the interpretation or meaning of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which, together, will constitute one and the same instrument.

          18.9 Disclaimer of Association. This Agreement shall not be construed as creating a partnership, joint venture, agency or any other association which would impose upon one party liability for the acts or omissions of the other.

          18.10 Commissions and Finders' Fees. Each of the parties represents that the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by AB with Hibbing and in such manner as not to give rise to any claims against any of the parties hereto for a brokerage commission, finders' fee or other like payment. Insofar as any such claims are made which are alleged to be based on an agreement or arrangements made by, or on behalf of, a party, such party agrees to indemnify and hold the other parties harmless from and against all liability, loss, cost, charge or expense, including reasonable counsel fees, arising therefrom.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above-written by their duly authorized officers.

                                       ACCESS BEYOND, INC.


                                       By:_____________________________________
                                       Title:



                                       HIBBING ELECTRONICS CORPORATION


                                       By:_____________________________________
                                       Title:

                         LIST OF EXHIBITS AND SCHEDULES


Schedule 1.2                 AB Inventory

Schedule 1.4                 Products

Schedule 1.5                 Standards and Specifications

Schedule 3.1                 AB Form of Purchase Order

Schedule 8.1(a)-I            Pricing Model

Schedule 8.1(a)-II           Cost Products List

Schedule 8.1(b)              Prices for Non-Cost Products

Schedule 15                  Equipment

Schedule 15.14               Leases

Schedule 16                  Premises